December 6, 2001

Fountain Agricounsel, LLC., hereby consents to the use of information by
Vertical Health Solutions, Inc. contained in our 2001 Report titled: The Animal
Health Industry, 2001 Overview.

/s/ Dr. Duane Thurman
Dr. Duane Thurman, Vice President
Fountain Agricounsel, LLC.